Exhibit 99.1

  Valentis, Inc.

Valentis, Inc.	BPC Financial Marketing
Joe Markey	John Baldissera
(650) 697-1900 x369	800-368-1217
markey@valentis.com

VALENTIS ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

BURLINGAME, CA, June 27, 2005– Valentis, Inc. (NASDAQ: VLTS) announced today that it had completed a private placement of approximately 1.68 million shares of the Company’s common stock and warrants to purchase up to approximately 840,000 additional shares of the Company’s common stock at $2.50 per unit, for aggregate gross proceeds of approximately $4.2 million. The five-year warrants are exercisable at a price of $3.51 per share.  The Company issued and sold the shares of common stock and warrants to selected institutional and individual accredited investors, including current stockholders.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act.  The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by the investors and shares of common stock issuable upon exercise of the warrants acquired by the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Valentis

Valentis is focused on the creation of innovative cardiovascular therapeutics. The Company begins its product development at the stage of a known molecule or protein and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs. Valentis has a series of technologies that allow the company to generate novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel cardiovascular therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These statements are not a guarantee of future performance and are subject to risks and uncertainties that are difficult to predict, including the Company’s possible need for additional capital. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environments. These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2004 and quarterly report of Form 10-Q for the period ended March 31, 2005, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990